Exhibit 5(a)

1601 Bryan Street Dallas, Texas 75201-3411	Andrew M. Wright Vice President and Associate General Counsel Legal	T 214.812.6038 C 214.587-6500 F 214.812.4072 awright@energyfutureholdings.com

May 19, 2009

VIA FACSIMILE

Energy Future Holdings Corp.

1601 Bryan Street

Dallas, Texas 75201

Ladies and Gentlemen:

I am Vice President and Associate General Counsel of EFH Corporate Services Company, a wholly-owned subsidiary of Energy Future Holdings Corp., a Texas corporation (the “Company”). As such, I have acted as counsel to the Company in connection with the Registration Statement on Form S-1 (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended, relating to the registration of an indeterminate amount of the Company’s 5.55% Exchange Series P Senior Notes due 2014 (the “2014 Notes”), 6.50% Exchange Series Q Senior Notes due 2024 (the “2024 Notes”) and 6.55% Exchange Series R Senior Notes due 2034 (the “2034 Notes,” and together with the 2014 Notes and the 2024 Notes, collectively the “Notes”). The Company has issued each series of notes under a separate indenture, dated as of November 1, 2004 (collectively, the “Indentures”), by and between the Company and The Bank of New York, as Trustee (the “Trustee”).

In so acting, I have examined the Registration Statement and the Indentures, which have been filed with the Commission as an exhibit to the Registration Statement. I also have examined the originals, or duplicates or certified or conformed copies, of such corporate and other records, agreements, documents and other instruments and have made such other investigations as I have deemed relevant and necessary in connection with the opinions hereinafter set forth. As to questions of fact material to this opinion, I have relied upon certificates or comparable documents of public officials and of officers and representatives of the Company.

In rendering the opinions set forth below, I have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to me as originals, the conformity to original documents of all documents submitted to me as duplicates or certified or conformed copies and the authenticity of the originals of such latter documents. I also have assumed that the Indentures are the valid and legally binding obligation of the Trustee.

May 19, 2009

I have assumed further that the execution, delivery and performance by the Company of the Indentures and the Notes did not, and do not, breach or result in a default under any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries was or is bound or to which any of the property or assets of the Company or any of its subsidiaries was or is subject.

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, I am of the opinion that the Notes constitute valid and legally binding obligations of the Company enforceable against the Company in accordance with their terms.

My opinions set forth above are subject to (i) the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, (ii) general equitable principles (whether considered in a proceeding in equity or at law) and (iii) an implied covenant of good faith and fair dealing.

I express no opinion as to the validity, legally binding effect or enforceability of any provision of the Indentures or the Notes that requires or relates to payment of any interest at a rate or in an amount that a court would determine in the circumstances under applicable law to be commercially unreasonable or a penalty or a forfeiture.

I do not express any opinion herein concerning any law other than the law of the State of New York, the law of the State of Texas and the federal law of the United States.

I hereby consent to the filing of this opinion letter as Exhibit 5(a) to the Registration Statement and to the use of my name under the caption “Legal Matters” in the Prospectus included in the Registration Statement.

Very truly yours,

/s/ Andrew M. Wright

Vice President & Associate General Counsel

AMW: agb